EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASED SECOND QUARTER
NET INCOME AND STRONG ORGANIC LOAN GROWTH

WAYNE, NJ – July 26, 2018 -- Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2018 of $72.8 million, or $0.21 per diluted common share, as compared to the second quarter of 2017 earnings of $50.1 million, or $0.18 per diluted common share, and net income of $42.0 million, or $0.12 per diluted common share, for the first quarter of 2018. Net income for second quarter of 2018 included merger charges of $3.2 million ($2.3 million after-tax) related to our acquisition of USAmeriBancorp, Inc. ("USAB") effective January 1, 2018. The first quarter of 2018 results also included infrequent charges of $26.0 million ($19.2 million after-tax) which mainly consisted of $13.5 million of USAB merger expenses and a $10.5 million increase in litigation reserves. Excluding these charges and other non-core items, our adjusted net income was $75.2 million, or $0.22 per diluted common share, for the second quarter of 2018, and $61.7 million, or $0.18 per diluted common share, for the first quarter of 2018. See further details below, including the "Consolidated Financial Highlights" tables.
Key financial highlights for the second quarter:

•
Loan Portfolio: Loans increased $681.9 million, or 12.1 percent on an annualized basis, to approximately $23.2 billion at June 30, 2018 from March 31, 2018. The increase was largely due to solid organic loan growth within most loan categories. Additionally, we sold approximately $195 million of residential mortgage loans resulting in pre-tax gains of $7.6 million during the second quarter of 2018.

•
Net Interest Income: Net interest income on a tax equivalent basis of $212.3 million for the second quarter of 2018 increased $3.1 million as compared to the first quarter of 2018 largely due to our new loan volumes and growth through the first six months of 2018.

•
Provision for Credit Losses: The provision for credit losses declined $3.8 million to $7.1 million for the second quarter of 2018 as compared to the first quarter of 2018. For the second quarter of 2018, the level of the provision was mainly driven by the organic loan growth and a $3.3 million increase in reserves related to impaired taxi medallion loans at June 30, 2018.

•
Credit Quality: Net loan charge-offs totaled only $692 thousand for the second quarter of 2018 as compared to net recoveries in the three consecutive prior quarters. Net recoveries totaled $612 thousand for the six months ended June 30, 2018. Non-accrual loans represented 0.36 percent of total loans at June 30, 2018.

•
Net Interest Margin: Our net interest margin on a tax equivalent basis of 3.11 percent for the second quarter of 2018 decreased by 2 basis points from 3.13 percent for the first quarter of 2018. See the "Net Interest Income and Margin" section below for more details.

Valley National Bancorp (NYSE: VLY)
2018 Second Quarter Earnings
July 26, 2018

•
Non-interest Income: Non-interest income increased $5.8 million, or 18.0 percent, to $38.1 million for the second quarter of 2018 as compared to the first quarter of 2018 largely due to increased fee income from derivative interest rate swaps executed with commercial loan customers and higher net gains on sales of loans.

•
Non-interest Expense: Non-interest expense decreased $23.8 million, or 13.7 percent, to $149.9 million for the second quarter of 2018 as compared to the first quarter of 2018 primarily due to lower merger charges and litigation reserve related expenses.

•
Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.98 percent, 8.88 percent and 13.76 percent for the second quarter of 2018, respectively.  Annualized ROA, ROE and tangible ROE, adjusted for infrequent charges, was 1.01 percent, 9.17 percent and 14.21 percent for the second quarter of 2018, respectively.

•
Efficiency Ratio: Our efficiency ratio was 60.25 percent for the second quarter of 2018 as compared to 72.44 percent and 61.57 percent for the first quarter of 2018 and second quarter of 2017, respectively. Excluding merger expense, amortization of tax credit investments and litigation reserve expense, if applicable, included in non-interest expense, our adjusted efficiency ratio was 57.15 percent for the second quarter of 2018 as compared to 60.23 percent and 57.58 percent for the first quarter of 2018 and second quarter of 2017, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding this non-GAAP measure.

•
Income Tax Expense: The effective tax rate was 20.7 percent for the second quarter of 2018 as compared to 23.9 percent for the first quarter of 2018. The decline in the effective tax rate was largely attributable to a $2 million charge included in income tax expense for the first quarter of 2018 related to effect of the USAB acquisition on our state deferred tax assets. For the remainder of 2018, we currently estimate that our effective tax rate will range from 21 percent to 23 percent.

Ira Robbins, CEO and President commented, "We continue to make significant progress towards reshaping the future of Valley. Our many efforts to enhance growth at the Bank are taking hold and we are seeing greater traction in obtaining new clientele and talent alike. We successfully completed the USAB systems conversion during the quarter and fully integrated the USAmeriBank operations into Valley National Bank. I am proud of the incredible amount of progress that Valley and its employees have achieved over the past six months, and I look forward to what the future brings."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $212.3 million for the second quarter of 2018 increased $45.3 million and $3.1 million as compared to the second quarter of 2017 and first quarter of 2018, respectively. The increase as compared to the second quarter of 2017 was largely due to the USAB acquisition effective January 1, 2018. Interest income on a tax equivalent basis increased $12.6 million to $281.6 million for the second quarter of 2018 as compared to the first quarter of 2018 mainly due to a $537.2 million increase in average loans and an 8 basis point increase in the yield on average loans. Interest expense of $69.4 million for the second quarter of 2018 increased $9.5 million as compared to the first quarter of 2018 largely due to higher interest rates on many of our interest bearing deposit products and short-term borrowings, as well as a $679.6 million increase in average short-term borrowings.

Our net interest margin on a tax equivalent basis of 3.11 percent for the second quarter of 2018 decreased by 1 basis point and 2 basis points from 3.12 percent and 3.13 percent for the second quarter of 2017 and first quarter of 2018, respectively. The yield on average interest earning assets increased by 11 basis points on a linked quarter basis mostly due to higher yields on both average loans and taxable investments, as well as one more day during the second quarter of 2018. The yield on average loans increased by 8

Valley National Bancorp (NYSE: VLY)
2018 Second Quarter Earnings
July 26, 2018

basis points to 4.34 percent for the second quarter of 2018 as compared to the first quarter of 2018 due to the high volume of new loan originations at current market rates. The yield on average taxable securities increased 28 basis points to 3.02 percent for the second quarter of 2018 as compared to the first quarter of 2018. The overall cost of average interest bearing liabilities increased 16 basis points to 1.38 percent for the second quarter of 2018 as compared to the linked first quarter of 2018 due to 12 and 47 basis point increases in the cost of average interest bearing deposits and short-term borrowings, respectively, largely driven by higher market interest rates. Our cost of total average deposits was 0.76 percent for the second quarter of 2018 as compared to 0.68 percent for the first quarter of 2018.
Branch Transformation
Over the past six months, Valley has embarked on a strategy to overhaul its retail network. The Bank is striving to create a branch infrastructure that is more reflective of current and future activity within our target markets. Our new model is going to place greater emphasis on service, sales, advisory and efficiency. We are in the process of upgrading many staff and training components, as well as placing greater importance on mobile and digital implementation and customer education and encouragement of those products. Valley's branch transformation will also include the repositioning, re-branding, functionality, aesthetics, and in many cases, reducing the square footage of our branches.
With that, we have updated our internal branch profitability and growth requirements, initially analyzing our New Jersey and New York network. We have identified 74 branches out of 177 within NJ and NY that presently do not meet our minimum hurdles for success. Of the 74 identified we expect to consolidate about 20 branches by the end of the first quarter 2019, resulting in an approximate estimated annual operating expense savings of $9 million.
For the remaining 54 branches, we are implementing tailored action plans focused on improving profitability and deposit levels as well as upgrades in staffing and training, within a defined timeline. Should the remaining branches not experience improvement within the associated timeline, they will be reviewed for potential consolidation as well.
While we expect the consolidation process, repositioning and renovations to be mostly complete by the end of 2020, it is important to recognize the evolving retail banking landscape combined with the Bank's renewed expectation regarding profitability will make this activity a more permanent piece of Valley's strategy.
Loans, Deposits and Other Borrowings
Loans. Loans increased $681.9 million to approximately $23.2 billion at June 30, 2018 from March 31, 2018. The increase was mainly due to strong quarter over quarter organic growth in total commercial real estate loans, commercial and industrial loans and residential mortgage loans. During the second quarter of 2018, Valley also originated $219 million of residential mortgage loans for sale rather than held for investment. Residential mortgage loans held for sale totaled $32.7 million and $15.1 million at June 30, 2018 and March 31, 2018, respectively.
Deposits. Total deposits decreased $319.1 million to approximately $21.6 billion at June 30, 2018 from March 31, 2018 largely due to decreases in NOW and money market deposits partially caused by normal fluctuations in municipal and other escrow accounts. Additionally, time deposits decreased $104.4 million due to maturities and strong competition for such deposits in our primary markets. Valley implemented several new deposit gathering campaigns and strategies in the later part of the second quarter of 2018 and July 2018 to better position its deposit offerings for both consumers and businesses. Non-interest

Valley National Bancorp (NYSE: VLY)
2018 Second Quarter Earnings
July 26, 2018

bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 29 percent, 50 percent and 21 percent of total deposits as of June 30, 2018, respectively.
Other Borrowings. Short-term borrowings increased $1.3 billion to approximately $2.9 billion at June 30, 2018 as compared to March 31, 2018 largely due to new FHLB advances used for normal loan funding activity and liquidity purposes during the second quarter of 2018. Long-term borrowings decreased $249.6 million to $2.1 billion at June 30, 2018 as compared to March 31, 2018 mostly due to maturities of FHLB advances and a partial shift in funding to shorter term borrowings.
Credit Quality
Non-Performing Assets. Our past due loans and non-accrual loans discussed further below exclude PCI loans. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are accounted for on a pool basis and are not subject to delinquency classification in the same manner as loans originated by Valley. Our PCI loan portfolio totaled $4.6 billion, or 20.0 percent, of our total loan portfolio at June 30, 2018 and included all of the loans acquired from USAB on January 1, 2018.
Total non-performing assets (NPAs), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $22.1 million to $97.1 million at June 30, 2018 as compared to March 31, 2018 mainly due to an increase of $24.1 million in non-accrual loans, partially offset by a $2.0 million decline in OREO during the second quarter of 2018. The increase in non-accrual loans was primarily related to taxi medallion loans totaling $31.1 million (See further discussion of our taxi medallion lending below). As a result, non-accrual loans increased to 0.36 percent of total loans at June 30, 2018 as compared to 0.27 percent of total loans at March 31, 2018.
Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) were $33.3 million, or 0.14 percent of total loans, at June 30, 2018 and remained relatively unchanged as compared to $33.2 million, or 0.15 percent of total loans, at March 31, 2018.
During the second quarter of 2018, we continued to closely monitor our NYC and Chicago taxi medallion loans totaling $125.9 million and $9.0 million, respectively, within the commercial and industrial loan portfolio at June 30, 2018. While the vast majority of the taxi medallion loans are currently performing, negative trends in the market valuations of the underlying taxi medallion collateral could impact the future performance and internal classification of this portfolio. At June 30, 2018, the medallion portfolio included impaired loans totaling $64.7 million with related reserves of $23.2 million within the allowance for loan losses as compared to impaired loans totaling $65.0 million with related reserves of $19.9 million at March 31, 2018. At June 30, 2018, the impaired medallion loans largely consisted of performing troubled debt restructured (TDR) loans classified as substandard loans, as well as $44.7 million of non-accrual taxi cab medallion loans classified as doubtful. Our non-accrual taxi medallion loans increased from $13.9 million at March 31, 2018 primarily due to weakened levels of cash flow, collateral and guarantor support in relation to several previously impaired TDR loans, and not due to actual loan performance.

Valley National Bancorp (NYSE: VLY)
2018 Second Quarter Earnings
July 26, 2018

Allowance for Credit Losses. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category (including PCI loans) at June 30, 2018, March 31, 2018, and June 30, 2017:

	June 30, 2018		March 31, 2018		June 30, 2017
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans*	$78,649	2.05%	$70,388	1.94%	$53,792	2.04%
Commercial real estate loans:
Commercial real estate	33,234	0.28%	36,109	0.31%	37,180	0.40%
Construction	20,578	1.49%	20,570	1.50%	18,275	2.07%
Total commercial real estate loans	53,812	0.40%	56,679	0.43%	55,455	0.55%
Residential mortgage loans	4,624	0.13%	4,100	0.12%	4,186	0.15%
Consumer loans:
Home equity	604	0.12%	547	0.10%	582	0.13%
Auto and other consumer	5,465	0.26%	4,990	0.25%	4,606	0.26%
Total consumer loans	6,069	0.23%	5,537	0.22%	5,188	0.23%
Total allowance for credit losses	$143,154	0.62%	$136,704	0.61%	$118,621	0.67%
Allowance for credit losses as a %
of non-PCI loans		0.77%		0.78%		0.73%

* Includes the reserve for unfunded letters of credit.
Our loan portfolio, totaling $23.2 billion at June 30, 2018, had net loan charge-offs totaling $692 thousand for the second quarter of 2018 as compared to net charge-offs of $2.7 million for the second quarter of 2017 and $1.3 million of net recoveries of loan charge-offs during the first quarter of 2018.

During the second quarter of 2018, we recorded a $7.1 million provision for credit losses as compared to $10.9 million and $3.6 million for the first quarter of 2018 and the second quarter of 2017, respectively. The elevated provision during the first half of 2018 was mainly due to higher specific reserves allocated to impaired taxi medallion loans, as well as organic loan growth.

The allowance for credit losses, comprised of our allowance for loan losses and reserve for unfunded letters of credit, as a percentage of total loans was 0.62 percent, 0.61 percent and 0.67 percent at June 30, 2018, March 31, 2018 and June 30, 2017, respectively. At June 30, 2018, our allowance allocations for losses as a percentage of total loans remained relatively unchanged as compared to March 31, 2018 for most loan categories, except for commercial and industrial loans which increased 0.11 percent largely due to higher specific reserves for impaired taxi medallion loans and, to a much lesser extent, internally classified loans.

Our allowance for credit losses as a percentage of total non-PCI loans (excluding PCI loans with carrying values totaling approximately $4.6 billion) was 0.77 percent, 0.78 percent and 0.73 percent at June 30,

Valley National Bancorp (NYSE: VLY)
2018 Second Quarter Earnings
July 26, 2018

2018, March 31, 2018 and June 30, 2017, respectively. PCI loans are accounted for on a pool basis and initially recorded net of fair valuation discounts related to credit which may be used to absorb future losses on such loans before any allowance for loan losses is recognized subsequent to acquisition. Due to the adequacy of such discounts, there were no allowance reserves related to PCI loans at June 30, 2018, March 31, 2018 and June 30, 2017.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its strong capital position. Valley's total risk-based capital, Tier 1 capital, Tier 1 leverage capital, and common equity Tier 1 capital ratios were 11.77 percent, 9.65 percent, 7.72 percent and 8.71 percent, respectively, at June 30, 2018.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the second quarter 2018 earnings. Those wishing to participate in the call may dial toll-free (800) 230-1059. Investor presentation materials will be made available prior to the conference call at www.valleynationalbank.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with approximately $30 billion in assets. Its principal subsidiary, Valley National Bank, currently operates over 230 branch locations in northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, Florida and Alabama. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our Customer Service Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the diversion of management's time on any remaining issues related to the USAB merger integration;

•	the inability to realize expected cost savings and synergies from the merger of USAB with Valley in the amounts or in the timeframe anticipated;

Valley National Bancorp (NYSE: VLY)
2018 Second Quarter Earnings
July 26, 2018

•	the inability to retain USAB’s customers and employees;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT";

•
higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Cuts and Jobs Act and other changes in tax laws, regulations and case law;

•
damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	the loss of or decrease in lower-cost funding sources within our deposit base may adversely impact our net interest income and net income;

•
cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•
results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•
changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•
our inability or determination not to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2018	2018	2017	2018	2017
FINANCIAL DATA:
Net interest income	$210,752	$207,598	$164,820	$418,350	$326,688
Net interest income - FTE (1)	212,252	209,120	166,946	421,372	330,987
Non-interest income	38,069	32,251	28,830	70,320	54,550
Non-interest expense	149,916	173,752	119,239	323,668	240,191
Income tax expense	18,961	13,184	20,714	32,145	38,785
Net income	72,802	41,965	50,065	114,767	96,160
Dividends on preferred stock	3,172	3,172	1,797	6,344	3,594
Net income available to common shareholders	$69,630	$38,793	$48,268	$108,423	$92,566
Weighted average number of common shares outstanding:
Basic	331,318,381	330,727,416	263,958,292	331,024,531	263,878,103
Diluted	332,895,483	332,465,527	264,778,242	332,599,991	264,662,863
Per common share data:
Basic earnings	$0.21	$0.12	$0.18	$0.33	$0.35
Diluted earnings	0.21	0.12	0.18	0.33	0.35
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	13.26	13.38	12.23	13.38	12.76
Closing stock price - low	11.91	11.19	11.28	11.19	11.28
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$71,982	$58,549	$48,255	$130,531	$92,567
Basic earnings per share, as adjusted	0.22	0.18	0.18	$0.39	$0.35
Diluted earnings per share, as adjusted	0.22	0.18	0.18	0.39	0.35
FINANCIAL RATIOS:
Net interest margin	3.09%	3.10%	3.08%	3.10%	3.08%
Net interest margin - FTE (1)	3.11	3.13	3.12	3.12	3.12
Annualized return on average assets	0.98	0.57	0.86	0.78	0.83
Annualized return on avg. shareholders' equity	8.88	5.10	8.27	6.99	7.98
Annualized return on avg. tangible shareholders' equity (2)	13.76	7.90	11.88	10.82	11.48
Efficiency ratio (3)	60.25	72.44	61.57	66.23	63.00
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.01%	0.84%	0.86%	0.93%	0.83%
Annualized return on average shareholders' equity, as adjusted	9.17	7.50	8.27	8.33	7.98
Annualized return on average tangible shareholders' equity, as adjusted	14.21	11.61	11.87	12.91	11.48
Efficiency ratio, as adjusted	57.15	60.23	57.58	58.66	59.58
AVERAGE BALANCE SHEET ITEMS:
Assets	$29,778,210	$29,291,703	$23,396,259	$29,536,301	$23,197,377
Interest earning assets	27,256,959	26,750,806	21,416,747	27,005,281	21,184,485
Loans	22,840,235	22,302,991	17,701,676	22,573,097	17,508,461
Interest bearing liabilities	20,129,492	19,690,165	15,610,935	19,911,043	15,448,953
Deposits	21,846,582	21,882,034	17,288,487	21,864,210	17,327,411
Shareholders' equity	3,279,616	3,289,815	2,420,848	3,284,687	2,410,063

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2018	2018	2017	2017	2017
Assets	$30,182,979	$29,464,357	$24,002,306	$23,780,661	$23,449,350
Total loans	23,234,716	22,552,767	18,331,580	18,201,462	17,710,760
Non-PCI loans	18,587,015	17,636,934	16,944,365	16,729,607	16,169,291
Deposits	21,640,772	21,959,846	18,153,462	17,312,766	17,250,018
Shareholders' equity	3,277,312	3,245,003	2,533,165	2,537,984	2,423,901

LOANS:
(In thousands)
Commercial and industrial	$3,829,525	$3,631,597	$2,741,425	$2,706,912	$2,631,312
Commercial real estate:
Commercial real estate	11,913,830	11,706,228	9,496,777	9,351,068	9,230,514
Construction	1,376,732	1,372,508	851,105	903,640	881,073
Total commercial real estate	13,290,562	13,078,736	10,347,882	10,254,708	10,111,587
Residential mortgage	3,528,682	3,321,560	2,859,035	2,941,435	2,724,777
Consumer:
Home equity	520,849	549,329	446,280	448,842	450,510
Automobile	1,281,735	1,222,721	1,208,902	1,171,685	1,150,343
Other consumer	783,363	748,824	728,056	677,880	642,231
Total consumer loans	2,585,947	2,520,874	2,383,238	2,298,407	2,243,084
Total loans	$23,234,716	$22,552,767	$18,331,580	$18,201,462	$17,710,760

CAPITAL RATIOS:
Book value per common share	$9.26	$9.16	$8.79	$8.81	$8.76
Tangible book value per common share (2)	5.75	5.65	6.01	6.04	5.98
Tangible common equity to tangible assets (2)	6.56%	6.61%	6.83%	6.92%	6.95%
Tier 1 leverage capital	7.72	7.71	8.03	8.13	7.69
Common equity tier 1 capital	8.71	8.77	9.22	9.22	9.18
Tier 1 risk-based capital	9.65	9.73	10.41	10.42	9.81
Total risk-based capital	11.77	11.89	12.61	12.61	11.99

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2018	2018	2017	2018	2017
Beginning balance - Allowance for credit losses	$136,704	$124,452	$117,696	$124,452	$116,604
Loans charged-off:
Commercial and industrial	(642)	(131)	(2,910)	(773)	(4,624)
Commercial real estate	(38)	(310)	(139)	(348)	(553)
Construction	—	—	—	—	—
Residential mortgage	(99)	(68)	(229)	(167)	(359)
Total Consumer	(1,422)	(1,211)	(1,011)	(2,633)	(2,132)
Total loans charged-off	(2,201)	(1,720)	(4,289)	(3,921)	(7,668)
Charged-off loans recovered:
Commercial and industrial	819	2,107	312	2,926	1,160
Commercial real estate	15	369	346	384	488
Construction	—	—	294	—	294
Residential mortgage	180	80	235	260	683
Total Consumer	495	468	395	963	958
Total loans recovered	1,509	3,024	1,582	4,533	3,583
Net (charge-offs) recoveries	(692)	1,304	(2,707)	612	(4,085)
Provision for credit losses	7,142	10,948	3,632	18,090	6,102
Ending balance - Allowance for credit losses	$143,154	$136,704	$118,621	$143,154	$118,621
Components of allowance for credit losses:
Allowance for loan losses	$138,762	$132,862	$116,446	$138,762	$116,446
Allowance for unfunded letters of credit	4,392	3,842	2,175	4,392	2,175
Allowance for credit losses	$143,154	$136,704	$118,621	$143,154	$118,621
Components of provision for credit losses:
Provision for loan losses	$6,592	$10,702	$3,710	$17,294	$6,112
Provision for unfunded letters of credit	550	246	(78)	796	(10)
Provision for credit losses	$7,142	$10,948	$3,632	$18,090	$6,102
Annualized ratio of total net charge-offs (recoveries) to average loans	0.01%	(0.02)%	0.06%	(0.01)%	0.05%
Allowance for credit losses as a % of non-PCI loans	0.77%	0.78%	0.73%	0.77%	0.73%
Allowance for credit losses as a % of total loans	0.62%	0.61%	0.67%	0.62%	0.67%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY: (4)	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2018	2018	2017	2017	2017
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,780	$5,405	$3,650	$1,186	$2,391
Commercial real estate	4,323	3,699	11,223	4,755	6,983
Construction	175	532	12,949	—	—
Residential mortgage	7,961	6,460	12,669	7,942	4,677
Total Consumer	6,573	5,244	8,409	5,205	4,393
Total 30 to 59 days past due	25,812	21,340	48,900	19,088	18,444
60 to 89 days past due:
Commercial and industrial	1,533	804	544	3,043	2,686
Commercial real estate	—	—	—	626	8,233
Construction	—	1,099	18,845	2,518	854
Residential mortgage	1,978	4,081	7,903	1,604	1,721
Total Consumer	860	1,489	1,199	1,019	1,007
Total 60 to 89 days past due	4,371	7,473	28,491	8,810	14,501
90 or more days past due:
Commercial and industrial	560	653	—	125	—
Commercial real estate	27	27	27	389	2,315
Construction	—	—	—	—	2,879
Residential mortgage	2,324	3,361	2,779	1,433	3,353
Total Consumer	198	372	284	301	275
Total 90 or more days past due	3,109	4,413	3,090	2,248	8,822
Total accruing past due loans	$33,292	$33,226	$80,481	$30,146	$41,767
Non-accrual loans:
Commercial and industrial	$53,596	$25,112	$20,890	$11,983	$11,072
Commercial real estate	7,452	8,679	11,328	13,870	15,514
Construction	1,100	732	732	1,116	1,334
Residential mortgage	19,303	22,694	12,405	12,974	12,825
Total Consumer	3,003	3,104	1,870	1,844	1,409
Total non-accrual loans	84,454	60,321	47,225	41,787	42,154
Other real estate owned (OREO)	11,760	13,773	9,795	10,770	10,182
Other repossessed assets	864	858	441	480	342
Non-accrual debt securities (5)	—	—	—	2,115	1,878
Total non-performing assets	$97,078	$74,952	$57,461	$55,152	$54,556
Performing troubled debt restructured loans	$111,571	$116,414	$117,176	$113,677	$109,802
Total non-accrual loans as a % of loans	0.36%	0.27%	0.26%	0.23%	0.24%
Total accruing past due and non-accrual loans as a % of loans	0.51%	0.41%	0.70%	0.40%	0.47%
Allowance for losses on loans as a % of non-accrual loans	164.30%	220.26%	255.92%	284.70%	276.24%
Non-performing purchased credit-impaired loans (6)	$57,311	$62,857	$38,088	$25,413	$33,715

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)
Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for periods ending in 2018 and 2017, respectively. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(2)
This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended				Six Months Ended
	June 30,	March 31,		June, 30	June 30,
($ in thousands, except for share data)	2018	2018		2017	2018	2017
Adjusted net income available to common shareholders:
Net income, as reported	$72,802	$41,965		$50,065	$114,767	$96,160
Add: Losses (gains) on securities transactions (net of tax)	26	548		(13)	574	1
Add: Legal expenses (litigation reserve impact only, net of tax)	—	7,520		—	7,520	—
Add: Merger related expenses (net of tax)*	2,326	9,688		—	12,014	—
Add: Income Tax Expense (USAB charge impact only)	—	2,000		—	2,000	—
Net income, as adjusted	$75,154	$61,721		$50,052	$136,875	$96,161
Dividends on preferred stock	3,172	3,172	1,797	1,797	6,344	3,594
Net income available to common shareholders, as adjusted	$71,982	$58,549		$48,255	$130,531	$92,567

* Merger related expenses are primarily within salary and employee benefits and other expense.
Adjusted per common share data:
Net income available to common shareholders, as adjusted	$71,982	$58,549		$48,255	$130,531	$92,567
Average number of shares outstanding	331,318,381	330,727,416		263,958,292	331,024,531	263,878,103
Basic earnings, as adjusted	$0.22	$0.18		$0.18	$0.39	$0.35
Average number of diluted shares outstanding	332,895,483	332,465,527		264,778,242	332,599,991	264,662,863
Diluted earnings, as adjusted	$0.22	$0.18		$0.18	$0.39	$0.35
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$75,154	$61,721		$50,052	$136,875	$96,161
Average shareholders' equity	3,279,616	3,289,815		2,420,848	3,284,687	2,410,063
Less: Average goodwill and other intangible assets	(1,163,575)	(1,164,230)		(734,616)	(1,163,901)	(735,393)
Average tangible shareholders' equity	$2,116,041	$2,125,585		$1,686,232	$2,120,786	$1,674,670
Annualized return on average tangible shareholders' equity, as adjusted	14.21%	11.61%		11.87%	12.91%	11.48%
Adjusted annualized return on average assets:
Net income, as adjusted	$75,154	$61,721		$50,052	$136,875	$96,161
Average assets	$29,778,210	$29,291,703		$23,396,259	$29,536,301	$23,197,377
Annualized return on average assets, as adjusted	1.01%	0.84%		0.86%	0.93%	0.83%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$75,154	$61,721		$50,052	$136,875	$96,161
Average shareholders' equity	$3,279,616	$3,289,815		$2,420,848	$3,284,687	$2,410,063
Annualized return on average shareholders' equity, as adjusted	9.17%	7.50%		8.27%	8.33%	7.98%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2018	2018	2017	2018	2017
Annualized return on average tangible shareholders' equity:
Net income, as reported	$72,802	$41,965	$50,065	$114,767	$96,160
Average shareholders' equity	3,279,616	3,289,815	2,420,848	3,284,687	2,410,063
Less: Average goodwill and other intangible assets	(1,163,575)	(1,164,230)	(734,616)	(1,163,901)	(735,393)
Average tangible shareholders' equity	$2,116,041	$2,125,585	$1,686,232	$2,120,786	$1,674,670
Annualized return on average tangible shareholders' equity	13.76%	7.90%	11.88%	10.82%	11.48%
Adjusted efficiency ratio:
Non-interest expense	$149,916	$173,752	$119,239	$323,668	$240,191
Less: Legal expenses (litigation reserve impact only, pre-tax)	—	(10,500)	—	(10,500)	—
Less: Merger-related expenses (pre-tax)	(3,248)	(13,528)	—	(16,776)	—
Less: Amortization of tax credit investments (pre-tax)	(4,470)	(5,274)	(7,732)	(9,744)	(13,056)
Non-interest expense, as adjusted	$142,198	$144,450	$111,507	$286,648	$227,135
Net interest income	210,752	207,598	164,820	418,350	326,688
Non-interest income	38,069	32,251	28,830	70,320	54,550
Gross operating income	$248,821	$239,849	$193,650	488,670	381,238
Efficiency ratio, as adjusted	57.15%	60.23%	57.58%	58.66%	59.58%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2018	2018	2017	2017	2017
Tangible book value per common share:
Common shares outstanding	331,454,025	331,189,859	264,468,851	264,197,172	263,971,766
Shareholders' equity	$3,277,312	$3,245,003	$2,533,165	$2,537,984	$2,423,901
Less: Preferred stock	(209,691)	(209,691)	(209,691)	(209,691)	(111,590)
Less: Goodwill and other intangible assets	(1,162,858)	(1,165,379)	(733,144)	(733,498)	(734,337)
Tangible common shareholders' equity	$1,904,763	$1,869,933	$1,590,330	$1,594,795	$1,577,974
Tangible book value per common share	$5.75	$5.65	$6.01	$6.04	$5.98
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$1,904,763	$1,869,933	$1,590,330	$1,594,795	$1,577,974
Total assets	30,182,979	29,464,357	24,002,306	23,780,661	23,449,350
Less: Goodwill and other intangible assets	(1,162,858)	(1,165,379)	(733,144)	(733,498)	(734,337)
Tangible assets	$29,020,121	$28,298,978	$23,269,162	$23,047,163	$22,715,013
Tangible common equity to tangible assets	6.56%	6.61%	6.83%	6.92%	6.95%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)
Past due loans and non-accrual loans exclude purchased credit-impaired (PCI) loans. PCI loans are accounted for on a pool basis under U.S. GAAP and are not subject to delinquency classification in the same manner as loans originated by Valley.

(5)
Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $637 thousand and $875 thousand at September 30, 2017 and June 30, 2017, respectively) after recognition of all credit impairments. There were no non-accrual debt securities at June 30, 2018, March 31, 2018 and December 31, 2017.

(6)
Represent PCI loans meeting Valley's definition of non-performing loan (i.e., non-accrual loans), but are not subject to such classification under U.S. GAAP because the loans are accounted for on a pooled basis and are excluded from the non-accrual loans in the table above.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valleynationalbank.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Cash and due from banks	$307,428	$243,310
Interest bearing deposits with banks	164,838	172,800
Investment securities:
Held to maturity (fair value of $1,988,782 at June 30, 2018 and $1,837,620 at December 31, 2017)	2,030,194	1,842,691
Available for sale	1,833,467	1,493,905
Total investment securities	3,863,661	3,336,596
Loans held for sale, at fair value	32,670	15,119
Loans	23,234,716	18,331,580
Less: Allowance for loan losses	(138,762)	(120,856)
Net loans	23,095,954	18,210,724
Premises and equipment, net	348,396	287,705
Bank owned life insurance	437,037	386,079
Accrued interest receivable	88,155	73,990
Goodwill	1,078,892	690,637
Other intangible assets, net	83,966	42,507
Other assets	681,982	542,839
Total Assets	$30,182,979	$24,002,306
Liabilities
Deposits:
Non-interest bearing	$6,217,420	$5,224,928
Interest bearing:
Savings, NOW and money market	10,769,940	9,365,013
Time	4,653,412	3,563,521
Total deposits	21,640,772	18,153,462
Short-term borrowings	2,877,912	748,628
Long-term borrowings	2,103,993	2,315,819
Junior subordinated debentures issued to capital trusts	55,196	41,774
Accrued expenses and other liabilities	227,794	209,458
Total Liabilities	26,905,667	21,469,141
Shareholders’ Equity
Preferred stock, no par value; authorized 50,000,000:
Series A (4,600,000 shares issued at June 30, 2018 and December 31, 2017)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2018 and December 31, 2017)	98,101	98,101
Common stock (no par value, authorized 450,000,000 shares; issued 331,538,971 shares at June 30, 2018 and 264,498,643 shares at December 31, 2017)	116,027	92,727
Surplus	2,789,190	2,060,356
Retained earnings	232,593	216,733
Accumulated other comprehensive loss	(69,124)	(46,005)
Treasury stock, at cost (84,946 common shares at June 30, 2018 and 29,792 common shares at December 31, 2017)	(1,065)	(337)
Total Shareholders’ Equity	3,277,312	2,533,165
Total Liabilities and Shareholders’ Equity	$30,182,979	$24,002,306

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2018	2018	2017	2018	2017
Interest Income
Interest and fees on loans	$247,690	$237,586	$181,720	$485,276	$356,073
Interest and dividends on investment securities:
Taxable	22,222	21,323	18,928	43,545	36,517
Tax-exempt	5,639	5,721	3,943	11,360	7,974
Dividends	3,728	1,939	2,137	5,667	4,288
Interest on federal funds sold and other short-term investments	839	926	279	1,765	610
Total interest income	280,118	267,495	207,007	547,613	405,462
Interest Expense
Interest on deposits:
Savings, NOW and money market	24,756	22,317	12,714	47,073	22,897
Time	16,635	14,616	10,166	31,251	19,719
Interest on short-term borrowings	10,913	5,732	5,516	16,645	9,417
Interest on long-term borrowings and junior subordinated debentures	17,062	17,232	13,791	34,294	26,741
Total interest expense	69,366	59,897	42,187	129,263	78,774
Net Interest Income	210,752	207,598	164,820	418,350	326,688
Provision for credit losses	7,142	10,948	3,632	18,090	6,102
Net Interest Income After Provision for Credit Losses	203,610	196,650	161,188	400,260	320,586
Non-Interest Income
Trust and investment services	3,262	3,230	2,800	6,492	5,544
Insurance commissions	4,026	3,821	4,358	7,847	9,419
Service charges on deposit accounts	6,679	7,253	5,342	13,932	10,578
(Losses) gains on securities transactions, net	(36)	(765)	22	(801)	(1)
Fees from loan servicing	2,045	2,223	1,831	4,268	3,646
Gains on sales of loans, net	7,642	6,753	4,791	14,395	8,919
Bank owned life insurance	2,652	1,763	1,701	4,415	4,164
Other	11,799	7,973	7,985	19,772	12,281
Total non-interest income	38,069	32,251	28,830	70,320	54,550
Non-Interest Expense
Salary and employee benefits expense	78,944	93,292	63,564	172,236	129,491
Net occupancy and equipment expense	26,901	27,924	22,609	54,825	45,644
FDIC insurance assessment	8,044	5,498	4,928	13,542	10,055
Amortization of other intangible assets	4,617	4,293	2,562	8,910	5,098
Professional and legal fees	5,337	17,047	4,302	22,384	8,997
Amortization of tax credit investments	4,470	5,274	7,732	9,744	13,056
Telecommunication expense	3,015	3,594	2,707	6,609	5,366
Other	18,588	16,830	10,835	35,418	22,484
Total non-interest expense	149,916	173,752	119,239	323,668	240,191
Income Before Income Taxes	91,763	55,149	70,779	146,912	134,945
Income tax expense	18,961	13,184	20,714	32,145	38,785
Net Income	72,802	41,965	50,065	114,767	96,160
Dividends on preferred stock	3,172	3,172	1,797	6,344	3,594
Net Income Available to Common Shareholders	$69,630	$38,793	$48,268	$108,423	$92,566
Earnings Per Common Share:
Basic	$0.21	$0.12	$0.18	$0.33	$0.35
Diluted	0.21	0.12	0.18	0.33	0.35
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.22	0.22
Weighted Average Number of Common Shares Outstanding:
Basic	331,318,381	330,727,416	263,958,292	331,024,531	263,878,103
Diluted	332,895,483	332,465,527	264,778,242	332,599,991	264,662,863

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$22,840,235	$247,691	4.34%	$22,302,991	$237,587	4.26%	$17,701,676	$181,723	4.11%
Taxable investments (3)	3,438,842	25,950	3.02%	3,401,743	23,262	2.74%	2,967,805	21,065	2.84%
Tax-exempt investments (1)(3)	750,896	7,138	3.80%	741,001	7,242	3.91%	581,263	6,066	4.17%
Federal funds sold and other interest bearing deposits	226,986	839	1.48%	305,071	926	1.21%	166,003	279	0.67%
Total interest earning assets	27,256,959	281,618	4.13%	26,750,806	269,017	4.02%	21,416,747	209,133	3.91%
Other assets	2,521,251			2,540,897			1,979,512
Total assets	$29,778,210			$29,291,703			$23,396,259
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$10,978,067	$24,756	0.90%	$11,175,982	$22,317	0.80%	$8,803,028	$12,715	0.58%
Time deposits	4,700,456	16,635	1.42%	4,594,368	14,616	1.27%	3,290,407	10,166	1.24%
Short-term borrowings	2,166,837	10,913	2.01%	1,487,272	5,732	1.54%	1,837,809	5,516	1.20%
Long-term borrowings (4)	2,284,132	17,062	2.99%	2,432,543	17,232	2.83%	1,679,691	13,790	3.28%
Total interest bearing liabilities	20,129,492	69,366	1.38%	19,690,165	59,897	1.22%	15,610,935	42,187	1.08%
Non-interest bearing deposits	6,168,059			6,111,684			5,195,052
Other liabilities	201,043			200,039			169,424
Shareholders' equity	3,279,616			3,289,815			2,420,848
Total liabilities and shareholders' equity	$29,778,210			$29,291,703			$23,396,259

Net interest income/interest rate spread (5)		$212,252	2.75%		$209,120	2.80%		$166,946	2.83%
Tax equivalent adjustment		(1,500)			(1,522)			(2,126)
Net interest income, as reported		$210,752			$207,598			$164,820
Net interest margin (6)			3.09%			3.10%			3.08%
Tax equivalent effect			0.02%			0.03%			0.04%
Net interest margin on a fully tax equivalent basis (6)			3.11%			3.13%			3.12%

(1)	Interest income is presented on a tax equivalent basis using a 21 percent and 35 percent federal tax rate for 2018 and 2017, respectively.

(2)	Loans are stated net of unearned income and include non-accrual loans.

(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.

(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.